Exhibit 10.9

C4 THERAPEUTICS, INC.

CONSULTATION AGREEMENT

Consultation Agreement (“Agreement”), effective as of March 31, 2020 (the “Effective Date”), between C4 Therapeutics, Inc., a Delaware corporation, having a place of business at 490 Arsenal Way, Suite 200, Watertown, MA 02472 (“C4T” or “Company”), and MBJC Associates, LLC having an address at 832 Schirra Drive, Oradell, New Jersey 07649 (“Consultant”).

W I T N E S S E T H:

WHEREAS, C4T desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide consulting services to C4T, all as hereinafter provided in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual agreement hereinafter set forth, effective as of the Effective Date, C4T and Consultant hereby agree as follows:

1. Consultation. Consultant hereby agrees to render the services described on Schedule A attached hereto and incorporated herein by reference, as well as such other duties which may be requested by C4T from time to time and mutually agreed upon by C4T and Consultant and which are necessary and reasonably related to the successful completion of the services described on Schedule A (together, the “Services”). Consultant shall report to Marc Cohen, Chairman and Chief Executive Officer.

2. Term. This Agreement shall commence on the Effective Date and shall continue for an initial term of one year (12 months). Thereafter, this Agreement shall automatically renew for 30-day periods unless terminated pursuant to the following sentence. Notwithstanding the foregoing, it is understood and agreed either party may terminate this Agreement at any time by providing thirty (30) days prior written notice to the other party. The actual length of Consultant’s service hereunder is the “Term.”

3. Consulting Duties.

(a)

During the Term, Consultant shall render to C4T or to C4T’s designee the Services, which Services shall be rendered by Consultant as described on Schedule A attached hereto. Services shall be performed on behalf of Consultant by William McKee.

(b)	The Services shall be performed by Consultant and may not be assigned, subcontracted or otherwise delegated without the prior written consent of C4T.

(c)

Consultant will be expected to provide the Services during the Term for an amount of time as mutually agreed with C4T, as reviewed and approved by Mr. Cohen from time to time. Consultant agrees to furnish C4T with written reports with respect to Consultant’s provision of the Services if and when requested by C4T.

4. Compensation.

(a)

In consideration of Consultant’s performance of the Services, during the Term, Consultant shall be compensated as set forth on Schedule A attached hereto. Consultant will invoice C4T for services on a monthly basis. C4T will pay the invoices within 30 days of an undisputed invoice. Invoices should be sent to ap@c4therapeutics.com.

(b)

C4T shall reimburse Consultant for reasonable out-of-pocket expenses incurred in the performance of its duties hereunder as requested by C4T upon presentation of reasonably detailed receipts. Domestic (North American) travel will be in coach class; with the prior written approval of C4T, all travel outside of North America will be business class.    For all out-of-pocket business expenses in excess of five hundred dollars ($500) Consultant agrees to obtain C4T’s prior written consent prior to incurring such expenses.

In the event this Agreement is terminated by Consultant or by C4T for any reason, no compensation of any kind shall be payable or issuable to Consultant after the effective date of such termination, other than a liability or obligation of either party which accrued prior to such termination or other than as expressly provided in Schedule A. C4T shall have no obligation to make any payment pursuant to this Agreement unless Consultant is in compliance with all its covenants and agreements.

5. Independent Contractor Status; No Employment Created. Consultant acknowledges that the relationship of Consultant to C4T is at all times that of an independent contractor. This Agreement does not constitute, and shall not be construed as constituting, an employment relationship between C4T and any persons or as an undertaking by C4T to hire Consultant or any person as an employee of C4T. Consultant will perform the Services free of the direction and control of C4T, but consistent with the objectives it sets, and will bear the benefit/risk of any profit or loss from rendering the Services. Consultant shall not be deemed an agent for any purpose and shall have no authority to bind C4T. Consultant will not be considered an employee of C4T for any purpose, including without limitation, any C4T employment policy or any employment benefit plan, and will not be entitled to any benefits under any such policy or benefit plan (including without limitation workers compensation insurance). C4T will record payments to Consultant on an Internal Revenue Service Form 1099, and will not withhold any federal, state or local employment taxes on Consultant’s behalf. Consultant will be solely responsible for the payment of all federal, state and local taxes and contributions imposed or required on income, and for all unemployment insurance, social security contributions and any other payment, including workers compensation.

6. Protected Information.

(a)

Consultant will at all times, both during the period while Consultant is performing the Services for C4T and after the termination of Consultant’s provision of the Services to C4T for any reason or for no reason, maintain in confidence and will not, without the prior written consent of C4T, use, except in the course of performance of Consultant’s duties for C4T or by court order, disclose or give to others any Confidential Information (as defined below). In the event Consultant is questioned by anyone not employed by C4T or by an employee of or a consultant to C4T not authorized to receive Confidential Information, in regard to any Confidential Information, or concerning any fact or circumstance relating thereto, Consultant will promptly notify C4T. Upon the termination of Consultant’s provision of the Services to C4T for any reason, or if C4T otherwise requests, (i) Consultant will return to C4T all tangible Confidential Information and copies thereof (regardless of how such Confidential Information or copies are maintained) and (ii) Consultant will deliver to C4T any property of C4T which may be in Consultant’s possession, including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.

(b)

For purposes of this Agreement, “Confidential Information” means confidential and proprietary information of C4T, whether in written, oral, electronic or other form, including but not limited to, information and facts concerning business plans, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, inventions, or any other scientific, technical or trade secrets of C4T or of any third party provided to Consultant or C4T under a condition of confidentiality, provided that Confidential Information will not include information that is in the public domain other than through any fault or act by Consultant. The term “trade secrets,” as used in this Agreement, will be given its broadest possible interpretation under the law and will include, without limitation, anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences or records or any secret scientific, technical, merchandising, production or management information, or any design, process, procedure, formula, invention, improvement or other confidential or proprietary information or documents.

(c)

The terms of this Section 6 are in addition to, and not in lieu of, any statutory or other contractual or legal obligation that Consultant may have relating to the protection of C4T’s Confidential Information.

7. Trade Secrets. Consultant acknowledges, and shall inform its employees and representatives of, the following notice required by the Defend Trade Secrets Act: An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Similarly, an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to that individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

8. Ownership of Ideas, Copyrights and Patents.

(a)

Assignment of Rights/Property of C4T. All ideas, discoveries, creations, improvements and inventions , whether patentable, copyrightable or not, which Consultant may conceive, reduce to practice or develop as a result of performing the Services for C4T (alone or in conjunction with another or others) and whether at the request or upon the suggestion of C4T or otherwise (collectively the “Inventions”), are the sole and exclusive property of C4T and the Confidential Information of C4T, and Consultant will not disclose any of the Inventions without the prior written consent of C4T or its designee. Without limiting the foregoing, Consultant also acknowledges that all original works of authorship which are made by Consultant (solely or jointly with others) within the scope of the Services or which relate to the business of C4T or a C4T affiliate and which are protectable by copyright are “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101). Consultant hereby assigns to C4T or its designee all of his right, title and interest in and to all of the foregoing. Consultant further represents that, to the best of his knowledge and belief, none of the Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy. Consultant agrees to promptly notify C4T of any Inventions conceived, reduced to practice or developed as a result of performing the Services for C4T. Consultant agrees to make and maintain adequate and current written records, in a form specified by C4T, of all Inventions assigned or to be assigned to C4T pursuant to this Agreement and, upon termination of Consultant’s relationship with C4T, to deliver to C4T such records, including without limitation any materials recorded on any computer or any machine readable medium.

(b)

Cooperation. At any time during or after the period during which Consultant is performing the Services for C4T, Consultant will fully cooperate with C4T and its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect C4T’s rights in and to any of such Inventions, including, but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights with respect to any such Inventions in the United States and in any and all other countries, provided that C4T will bear the expense of such proceedings, and that any patent or other legal right so issued to Consultant will be assigned by Consultant to C4T or its designee without charge by Consultant.

(c)

Licensing and Use of Innovations. With respect to any Inventions, and work of any similar nature, whenever created, which Consultant has not prepared or originated in the performance of the Services, but which Consultant provides to C4T or incorporates in any C4T product or system, Consultant hereby grants to C4T a royalty-free, fully paid-up, non-exclusive, perpetual and irrevocable license throughout the world to use, modify, create derivative works from, disclose, publish, translate, reproduce, deliver, perform, dispose of, and to authorize others so to do, all such Inventions. Consultant will not include in any Inventions delivered to C4T or use on its behalf, without the prior written approval of C4T, any material which is or will be patented, copyrighted or trademarked by Consultant unless Consultant provides C4T with the written permission of the holder of any patent, copyright or trademark owner for C4T to use such material in a manner consistent with C4T’s then-current policy. Consultant will not knowingly include in any Inventions delivered to C4T or use on its behalf, any material which is patented, the subject of a patent application, copyrighted or trademarked by a third party unless Consultant informs C4T at the time of disclosure or at the time Consultant becomes aware of such material.

(d)

Prior Inventions. Listed on Exhibit A to this Agreement are any and all Inventions in which Consultant claims or intends to claim any right, title and interest, including, without limitation, patent, copyright and trademark interests, which to the best of Consultant’s knowledge will be or may be delivered to C4T in the course of performing the Services, or incorporated into any C4T product or system. Consultant acknowledges that her or his obligation to disclose such information is ongoing during the period that Consultant provides the Services.

9. Prohibited Conduct

(a)	Certain Acknowledgements and Agreements.

(i)	C4T and Consultant have discussed, and Consultant recognizes and acknowledges the competitive and proprietary aspects of C4T’s business.

(ii)

Consultant acknowledges and agrees that a business will be deemed competitive with C4T (a “Competitive Business”) if it engages in a line of business in which it researches, develops or commercializes any products or product candidates in C4T’s Field of Interest (as hereinafter defined). The phrase, C4T’s “Field of Interest,” means research, development and commercialization activities relating to bifunctional molecules that induce targeted protein degradation, or such other areas of research, development and commercialization as the C4T may be engaged in during the term of this Agreement.

(iii)

Consultant further acknowledges that, while Consultant is providing the Services hereunder, C4T will furnish, disclose or make available to Consultant Confidential Information related to C4T’s business and that C4T may provide Consultant with unique and specialized training. Consultant also acknowledges that such Confidential Information and such training have been developed and will be developed by C4T through the expenditure by C4T of substantial time, effort and money and that all such Confidential Information and training could be used by Consultant to compete with C4T.

(b)	Non-Competition; Non-Solicitation. Without the prior written consent of C4T, neither Consultant nor any of its officers, owners or employees will:

(i)

Following the termination of Consultant’s provision of the Services to C4T for any reason or for no reason, (1) utilize C4T’s Confidential Information for any reason other than performing the Services hereunder; or

(ii)

During the period in which Consultant performs the Services for or at the request C4T and for a period of two (2) years following the termination of Consultant’s provision of the Services to C4T for any reason or for no reason either individually or on behalf of or through any third party, directly or indirectly, (A) solicit, entice or persuade or attempt to solicit, entice or persuade any employee of or consultant to C4T to terminate her or his relationship with C4T or any such parent, subsidiary or affiliate for any reason, or (B) employ, cause to be employed, or solicit the employment or engagement of any employee of or consultant to C4T while any such person is providing services to C4T or within six months after any such person ceases providing services to C4T; or

(iii)

During the period in which Consultant performs the Services for or at the request of C4T and for a period of two (2) years following the termination of Consultant’s provision of the Services to C4T for any reason or for no reason either individually or on behalf of or through any third party, directly or indirectly, interfere, with or attempt to interfere with, the relations between C4T and any vendor, supplier or strategic partner to C4T.

10. Survival of Provisions. The provisions of Sections 6, 8, 9 and 12 hereof and any other sections that by their nature are intended to survive termination, shall survive the termination or expiration of this Agreement, irrespective of the reason therefore.

11. No Conflicts. Except as set forth in Exhibit B to this Agreement, Consultant hereby represents and warrants that (i) Consultant has no commitments or obligations inconsistent with this Agreement; and (ii) the performance by Consultant of the Services within the Field of Interest do not as of the Effective Date and shall not at any time during the Term conflict with, breach any covenants or agreements regarding, or otherwise overlap, any field in which Consultant is providing professional services. Consultant hereby agrees to indemnify and hold C4T harmless against any claim based upon circumstances alleged to be inconsistent with such representations and/or warranties.

12. Indemnification.    The Company agrees to indemnify and hold harmless Consultant and William McKee from and against, and reimburse Consultant and William McKee with respect to, any and all losses, claims, damages, liabilities, penalties, judgments, settlements, obligations and expenses, including interest, penalties, and reasonable attorneys’ fees incurred by Consultant and William McKee in connection with any third party or governmental action, proceeding, investigation or suit, or threatened suit (each, an “Action”) in any way arising out of or relating to Consultant’s performance of the Services under this Agreement, unless due to the gross negligence or willful misconduct of Consultant provided however, that in connection with claims of gross negligence or willful misconduct, the Company will continue to indemnify and hold harmless the Consultant and William McKee including but not limited to the payment of attorney’s fees and costs until a final non-appealable adjudication of such conduct . If any such Action is commenced to which Consultant and William McKee proposes to demand indemnification hereunder, Consultant and William McKee will notify the Company with reasonable promptness; provided, however, that any failure by Consultant and William McKee to notify the Company will not relieve the Company from its obligations hereunder except to the extent the Company is actually prejudiced by the failure of Consultant to provide prompt notice. The Company shall control the defense of any such Action, at its expense; provided that no such Action shall be settled in a manner that adversely impacts Consultant and William McKee without the written consent of the Consultant, not to be unreasonably withheld..”

13. Injunctive Relief; Severability; Blue Pencil. Consultant hereby expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in Sections 6, 8 and 9 of this Agreement may result in substantial, continuing and irreparable injury to C4T. Therefore, Consultant hereby agrees that, in addition to any other remedy that may be available to C4T, C4T shall be entitled to seek injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Sections 6, 8 and 9 of this Agreement. In addition, the parties intend Sections 6, 8 and 9 of this Agreement to be enforced as written. However, (i) if any provision of such sections is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of such sections, or the application of such provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each provision of such sections will be valid and enforceable to the fullest extent permitted by law; and (ii) if any provision of such sections, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the court making such determination will have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form such provision will then be enforceable and will be enforced.

14. Assignability and Binding Effect. Neither this Agreement nor any interest shall be assignable by either party unless such assignment is mutually agreed to in writing by the parties hereto; provided, however, that C4T may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of C4T’s business or that aspect of C4T’s business in which Consultant is principally involved without obtaining the agreement of Consultant.

15. Rights of Publicity. Neither party shall have the right to use the other party’s name in any publications or publicity materials without obtaining the prior written consent of the other party.

16. Headings. The section headings contained herein are included solely for convenience of reference and shall not control or affect the meaning or interpretation of any of the provisions of this Agreement.

17. Notices. Any notices or other communications hereunder by either party shall be in writing and shall be deemed to have been duly given if delivered personally to the other party or sent by registered or certified mail, return receipt requested, or via reputable courier to the other party at the following addresses:

If to C4T:	C4 Therapeutics, Inc.
490Arsenal Way,Suite 200
Watertown, MA 02472
Tel: 617-588-6123
E-mail: contracts@c4therapeutics.com
Attention: Contracts Administrator

If to Consultant:	William McKee
832 Schirra Drive
Oradell, New Jersey 07649
E-mail: wtmckee@optonline.net

or at such other address as such other party may designate in conformity with the foregoing.

18. Entire Agreement; Modification. This document embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and will supersede all prior and contemporaneous negotiations, agreements, representations, understandings, and commitments with respect thereto. No statement, representation, warranty, covenant or agreement of any kind not set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement. This Agreement shall not be amended or modified in any manner except by an instrument signed by each of the parties hereto, which document shall make specific reference to this Agreement and shall express the plan or intention to modify same.

19. Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of The Commonwealth of Massachusetts, without giving effect to conflict of law principles thereof, and specifically excluding any conflict or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of The Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT WILL BE RESOLVED BY A JUDGE ALONE AND EACH OF C4T AND CONSULTANT WAIVE ANY RIGHT TO A JURY TRIAL THEREOF.

20. Interpretation. The parties hereto acknowledge and agree that (i) the rule of construction to the effect that any ambiguities are resolved against the drafting party, and (ii) the terms and provisions of this Agreement, shall be construed fairly as to all parties hereto and not in favor of or against a party, regardless of which party was generally responsible for the preparation of this Agreement.

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22. Insurance. Company agrees that William McKee is or will be added as a named insured or an additional insured to the Company’s Director and Officers insurance policy and any other insurance policy covering services provided by the Consultant under this agreement. The Company also agrees to provide the Consultant with a Certificate of Insurance showing that William T McKee is a named insured under the policy.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is executed under seal by both parties.

C4 THERAPEUTICS, INC.

By:	/s/ Marc Cohen
Name:	Marc Cohen
Title:	Chief Executive Officer

CONSULTANT:

By:	/s/ William McKee
Name:	MBJC Associates, LLC
William McKee

Schedule A

Description of Services

1.	Contact: Consultant’s principal contact at C4 Therapeutics:

  Name: Marc Cohen

  Title:   Chairman and Chief Executive Officer

2.	Summary of Services: Consultant will render to the C4T the following Consulting Services as Chief Financial Officer:

(i)	Supervision of the company’s current accounting and finance staff

(ii)	Review of periodic financial reports

(iii)	Review of existing shareholder agreements

(iv)	Review of documents supporting current financing round

(v)	Work with Company’s existing accounting firm and legal counsel in the preparation and review of materials needed to support the current financing round.

(vi)	Meet with Company’s board of directors as needed

(vii)	Assist CEO and Executive Chairman of the Board in hiring full time CFO and provide any transition, as needed

(viii)	Attend Senior Leadership Meetings as CFO and other meetings as needed

(ix)	Strategic planning for the finance department for current and future C4T success

3.	Compensation:

a.

In consideration of Consultant’s performance of the Services during the Term, C4T shall pay Consultant a consulting fee of $350 per hour, not to exceed $50,000 per month after June 30, 2020, as per the payment terms outlined in Section 4(a) of this Agreement.

b.	C4T shall reimburse Consultant for all reasonable business expenses incurred in the performance of the Services as per Section 4(b) of this Agreement.

c.

Consultant shall be eligible to receive a discretionary cash bonus if the Company successfully completes an initial public offering during the Term. The amount of any such bonus shall be determined by the Board (including its Chairman) in its sole (but good faith) discretion, and the Parties agree that any such bonus shall not exceed 0.1% (one tenth of one percent) of the Company’s Pre-Money IPO Valuation. “Pre-Money IPO Valuation” means (i) the Company’s public offering price per share in the Company’s initial public offering multiplied by (ii) the sum of the Company’s issued and outstanding shares of stock and the Company’s granted and outstanding options under its Stock Option and Grant Plan (as defined below), as such shares and options are measured as of immediately prior to the consummation of the Company’s initial public offering.

4.

Stock Options: All references to Consultant hereunder include William McKee. Subject to the approval of the Company’s Board of Directors, William McKee will be issued an option to purchase 2,499,028 shares of Company common stock (the “Shares”) that will vest in sixty monthly installments, provided that Consultant remains in a continuous service relationship with the Company on each applicable vesting date, and subject in all respects to the terms and conditions of the C4 Therapeutics, Inc. 2015 Stock Option and Grant Plan, as amended (the “Stock Option and Grant Plan”) and the applicable stock option agreement (collectively, the “Equity Documents”), at an exercise price equal to the fair market value of the Company’s common stock on the date of grant (the “Option Grant”).

Notwithstanding anything in the Equity Documents to the contrary, in the event that Consultant’s service relationship is terminated by the Company without Cause during the initial, twelve-month Term of this Agreement, then the Shares with respect to such initial term shall be deemed vested and exercisable in full upon such termination.

Notwithstanding anything in the Equity Documents to the contrary, in the case of a Sale Event (as defined in the Equity Documents), the Option Grant shall be treated as provided in Schedule A. Section 3(c) of the Stock Option and Grant Plan; provided, however, that (X) if the Option Grant is not assumed or continued by the Company or its successor entity in the sole discretion of the parties to a Sale Event, then the Shares with respect to the then-outstanding Term of this Agreement shall be deemed vested and exercisable in full immediately prior to the closing of such Sale Event if and only if Consultant continues to have a service relationship with the Company at the time of such closing, and otherwise (Y) if the Option Grant or the Shares are assumed or continued by the Company or its successor entity in the sole discretion of the parties to a Sale Event and thereafter remain in effect following such Sale Event, then the Shares with respect to the then-outstanding Term of this Agreement shall be deemed vested in full upon the date on which the Optionee’s service relationship with the Company and its subsidiaries or successor entity terminates if (A) such termination occurs by the Company without Cause and (B) such termination is during the then-outstanding term of this Agreement.

If the Consultant’s service relationship is terminated for any reason, other than a termination by the Company for Cause (as defined below), the vested Shares shall remain exercisable for (A) a period of 18 months following the later of (x) the last day of Consultant’s service relationship with the Company (the “Service End Date”) or (y) the end of the initial term of this Agreement or (B) until the 10-year anniversary of the grant date of the Option Grant, whichever occurs earlier. In the unlikely event the Consultant’s service relationship is terminated by the Company for Cause, the exercise period (if any) shall be governed by the Equity Documents. To the extent any portion of the Option Grant is unvested as of the Service End Date, the Shares subject to such unvested portion shall expire and become null and void as of such Date.

For purposes of the Agreement, “Cause” shall mean, as determined by the Company in good faith: Consultant’s dishonest statements or acts with respect to the Company or any affiliate of the Company; (ii) Consultant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) Consultant’s failure to perform Consultant’s assigned duties and responsibilities (including, but not limited to Consultant’s failure to meet those certain travel obligations set forth on Schedule A attached hereto) to the reasonable satisfaction of the Board, which failure continues for more than 30 days after written notice given to Consultant by the Company detailing such failure to perform; (iv) Consultant’s gross negligence or willful misconduct with respect to the Company or any affiliate of the Company; or (v) Consultant’s material violation of any provision of any agreement(s) between Consultant and the Company relating to non-solicitation, nondisclosure and/or assignment of inventions.

Exhibit A

(Prior Inventions)

Exhibit B

(Conflicts)

William McKee serves on the board of directors of 2 public companies, neither of which are in the Field of Interest